Exhibit 99.1

News Release

Sealy Corporation Reports Fiscal First Quarter 2011 Results

—1st Quarter Results from Continuing Operations—

—Net Sales of $305.5 Million—

—Income from Operations of $19.7 Million—

—Adjusted EBITDA of $30.0 Million—

TRINITY, N.C., March 29, 2011 — Sealy Corporation (NYSE: ZZ), a leading bedding manufacturer in the world, today announced results for its fiscal first quarter 2011.  Unless otherwise noted, the discussion of operational results pertains to Sealy’s continuing operations, which excludes its discontinued operations in Europe and Brazil.

Fiscal 2011 1st Quarter Results

Net sales for the first fiscal quarter were $305.5 million, a decrease of 2.0% compared to the same prior year quarter.

Gross profit for the first fiscal quarter decreased by $14.4 million to $118.5 million from the prior year quarter.  Gross margin decreased by 382 basis points to 38.8%.

Income from operations for the first fiscal quarter decreased by $17.0 million to $19.7 million.  The decrease was driven primarily by a decline in gross profit.

Net income from continuing operations for the first quarter was $0.1 million or $0.00 per diluted share, compared to $8.3 million or $0.04 per diluted share in the prior year quarter.  The corresponding share counts for 2011 first quarter EPS and 2010 first quarter EPS were 107.8 million and 283.6 million, respectively. For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

Adjusted EBITDA for the first fiscal quarter decreased 39.9% to $30.0 million from $49.9 million. Adjusted EBITDA margin decreased to 9.8%, compared to 16.0% in the prior year period.

“Our first quarter results were consistent with the expectations and objectives that we established as we entered the year, with overall revenues in-line with our Q1 internal plan.  In addition, the first quarter results reflected the financial impact of the significant strategic investments in our product portfolio, as we launched the Next Generation Posturepedic line in late January 2011.  This launch represents a refresh of approximately 50% of Sealy’s entire product portfolio.  We also invested in a new national advertising campaign to support the rollout.  Retailer and consumer feedback on the product rollout, the new advertising campaign and the messaging has been overwhelmingly positive.  The line is being rolled out to our retail partners according to plan and we are on target to achieve our goal of having the new line shipped to at least 60% of our retail partners by Memorial Day.  We continue to reap the benefits from our 2010 product investments, and see positive momentum in both the Sealy Branded promotional line and Embody specialty line.  We remain confident in our ability to execute our plan and expect the strategic investments made in the first half of 2011 to drive improved financial performance, with improving revenue growth in the second quarter, and gross margin and Adjusted EBITDA growth in the second half of 2011,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

Total U.S. net sales decreased 3.1% to $238.7 million from the first quarter of fiscal 2010.  Wholesale unit volume decreased 1.3%, while wholesale average unit selling price decreased 1.9% on a year-over-year basis.  The decreases in unit volume and average unit selling price are attributable to slower sales and heavier discounting on Posturepedic products at the end of their life cycle in advance of the introduction of the Next Generation Posturepedic line. In addition, the growth of our Sealy Branded promotional line products has contributed to the lower average unit selling price as these value priced products made up an increased portion of total sales.

International net sales increased $1.3 million, or 1.9%, from the first quarter of fiscal 2010 to $66.8 million. Excluding the effects of currency fluctuation, international net sales decreased 2.0% from the first quarter of fiscal 2010. This decrease was primarily due to lower sales volumes in our

Canadian market, which was partially offset by strong growth in South America.

Gross profit for the first fiscal quarter decreased by $14.4 million to $118.5 million from the prior year quarter.  Gross margin decreased by 382 basis points to 38.8%. U.S. gross profit margin decreased 432 basis points to 37.9%.  The decrease in gross margin was driven primarily by the launch of the Next Generation Posturepedic line, which began shipping in the first quarter of fiscal 2011.  The launch included costs related to the floor samples and start up efforts of the new line, and unfavorable pricing due to discounting on the old line.  These combined actions negatively impacted U.S. gross margins by approximately 200 basis points.  Higher material costs related to increased commodity prices and other inflation contributed 160 basis points of the decrease in U.S. gross margin.  Additionally, the increased sales of Sealy Branded promotional line products contributed to lower margins in the first quarter of fiscal 2011.  This product mix shift impacted U.S. gross margin by 40 basis points.

Selling, general, and administrative (SG&A) expenses were $103.7 million for the first quarter of fiscal 2011, an increase of $3.4 million versus the comparable period a year earlier.  Fixed operating costs, exclusive of non-cash compensation expense, increased $6.0 million from the prior year period.  This increase is primarily due to an incremental $2.2 million in costs related to our new advertising campaign and $2.5 million in costs incurred to support the launch of the Next Generation Posturepedic line.  Volume driven variable expenses remained relatively flat with the prior year period. Non-cash compensation expense decreased by $1.2 million compared to the first quarter of fiscal 2010 due primarily to the recognition of expense related to the vesting of restricted share unit grants.

Net income from continuing operations for the first quarter was $0.00 per diluted share.  Net loss from discontinued operations for the period was $(0.01) per diluted share.  Included in the net loss from discontinued operations, are the operational results related to the European and Brazilian businesses and the related losses on disposition.  Net loss for the first fiscal quarter was $(0.01) per diluted shares.  For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

As of February 27, 2011, the Company’s debt net of cash was $689.8 million and Net Debt to Adjusted EBITDA ratio (excluding the Convertible Payment In Kind Notes) was 3.24x.

Results from Continuing Operations

During the fourth quarter 2010, the company divested the assets of its manufacturing operations in France and Italy, which represented all of the assets in its Europe segment.  In addition, the company discontinued manufacturing operations in Brazil.  The company has transitioned to a license arrangement with third parties in both of these markets.  These businesses are accounted for as discontinued operations, and accordingly, the company has reclassified its financial data for all periods presented to reflect these actions.  Unless otherwise noted, the reported financial data pertains to Sealy’s continuing operations.

Non-GAAP Measures

Within the information above, Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  We also present Adjusted EBITDA margin, which is Adjusted EBTIDA reflected as a percentage of net sales because we believe that this measure provides useful incremental information to investors regarding our operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

Additionally, the Company provides certain information on a constant currency basis which reflects a comparison of current period results translated at the prior period currency rates.  This information is provided because we believe that it provides useful incremental information to investors regarding our operating performance.

Conference Call

The Company will hold a conference call today to discuss its fiscal first quarter 2011 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-2068, or for international callers, 1-480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4426462. The replay will be available until April 5, 2011.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy owns the largest bedding brand in the world, with sales of $1.2 billion in fiscal 2010. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody(TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

The condensed consolidated statements of operations and related information presented below have been adjusted for discontinued operations presentation for all periods presented.  However, the condensed consolidated balance sheets and statements of cash flows have not been adjusted for such presentation.

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	February 27,	November 28,	February 28,
	2011	2010	2010

ASSETS

Current assets:
Cash and equivalents	$102,390	$109,255	$117,055
Accounts receivable, net of allowances for bad debts, cash discounts and returns	154,950	140,778	177,700
Inventories	57,216	57,178	59,536
Other current assets	22,890	19,543	16,091
Deferred income tax assets	20,169	19,127	15,688
Total current assets	357,615	345,881	386,070
Property, plant and equipment - at cost	392,479	385,470	436,097
Less accumulated depreciation	(223,865)	(217,398)	(236,297)
	168,614	168,072	199,800
Other assets:
Goodwill	363,455	361,958	360,875
Intangible assets, net	1,314	1,387	1,594
Deferred income tax assets	5,205	6,140	10,670
Other assets, including debt issuance costs, net	52,896	53,319	52,920
	422,870	422,804	426,059
Total assets	$949,099	$936,757	$1,011,929

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$2,156	$2,166	$10,972
Accounts payable	79,879	66,507	95,461
Accrued incentives and advertising	26,418	34,510	25,689
Accrued compensation	20,655	22,390	28,229
Accrued interest	17,346	14,359	19,161
Other accrued liabilities	33,237	37,198	33,468
Total current liabilities	179,691	177,130	212,980
Long-term obligations, net of current portion	789,999	793,084	829,005
Other liabilities	52,680	53,357	60,225
Deferred income tax liabilities	843	825	1,997

Stockholders’ deficit:
Common stock	981	979	947
Additional paid-in capital	921,763	911,066	896,130
Accumulated deficit	(1,007,591)	(1,006,689)	(987,236)
Accumulated other comprehensive income	10,733	7,005	(2,119)
Total shareholders’ deficit	(74,114)	(87,639)	(92,278)
Total liabilties and shareholders’ deficit	$949,099	$936,757	$1,011,929

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	February 27,	February 28,
	2011	2010

Net sales	$305,529	$311,888
Cost of goods sold	187,025	179,006

Gross profit	118,504	132,882

Selling, general and administrative expenses	103,734	100,289
Amortization expense	72	72
Royalty income, net of royalty expense	(4,971)	(4,122)

Income from operations	19,669	36,643

Interest expense	21,708	21,733
Other income, net	(105)	(50)

(Loss) income before income taxes	(1,934)	14,960
Income tax (benefit) provision	(1,209)	7,627
Equity in earnings of unconsolidated affiliates	855	943
Income (loss) from continuing operations	130	8,276
Loss from discontinued operations	(1,032)	(2,562)
Net (loss) income	$(902)	$5,714

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$—	$0.09
Loss from discontinued operations per common share	(0.01)	(0.03)
(Loss) earnings per common share—Basic	$(0.01)	$0.06

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$—	$0.04
Loss from discontinued operations per common share	(0.01)	(0.01)
Earnings (loss) per common share—Diluted	$(0.01)	$0.03

Weighted average number of common shares outstanding:
Basic	97,816	94,524
Diluted	107,828	283,576

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended
	February 27, 2011	February 28, 2010
Operating activities:
Net (loss) income	$(902)	$5,714
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,054	7,549
Deferred income taxes	322	2,656
Bad debt expense	1,146	312
Amortization of deferred gain on sale-leaseback	(167)	(163)
Paid in kind interest on convertible notes	4,586	3,365
Amortization of discount on new senior secured notes	382	389
Amortization of debt issuance costs and other	1,175	2,067
Share-based compensation	2,879	4,117
(Gain) loss on sale of assets	(231)	171
Dividends received from unconsolidated affiliates	1,011	—
Equity in earnings of unconsolidated affiliates	(855)	(943)
Loss on disposition of subsidiary	206	—
Other, net	638	420
Changes in operating assets and liabilities:
Accounts receivable	(13,605)	(23,217)
Inventories	161	(3,991)
Prepaid expenses and other current assets	(2,796)	2,011
Other assets	(839)	71
Accounts payable	12,547	8,577
Accrued expenses	(13,294)	(19,419)
Other liabilities	(615)	1,565
Net cash used in operating activities	(2,197)	(8,749)
Investing activities:
Purchase of property, plant and equipment	(5,927)	(2,449)
Proceeds from sale of property, plant and equipment	224	57
Net cash used in investing activities	(5,703)	(2,392)
Financing activities:
Proceeds from issuance of long-term obligations	787	516
Repayments of long-term obligations	(1,118)	(3,361)
Exercise of employee stock options, including related excess tax benefits	581	—
Debt issuance costs	(147)	—
Other	(34)	(16)
Net cash provided by (used in) financing activities	69	(2,861)
Effect of exchange rate changes on cash	966	(370)
Change in cash and equivalents	(6,865)	(14,372)
Cash and equivalents:
Beginning of period	109,255	131,427
End of period	$102,390	$117,055

RECONCILIATION OF EBITDA TO NET INCOME

NON GAAP MEASURES

	Three Months Ended:
	February 27, 2011		February 28, 2010
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)

Net (loss) income	$(902)	-0.3%	$5,714	1.8%
Interest expense	21,708	7.1%	21,733	7.0%
Income taxes	(1,209)	-0.4%	7,627	2.4%
Depreciation and amortization (a)	6,054	2.0%	7,866	2.5%

EBITDA	25,651	8.4%	42,940	13.8%
Adjustments for debt covenants:
Non-cash compensation	2,880	0.9%	4,107	1.3%
KKR consulting fees	366	0.1%	496	0.2%
Severance charges	232	0.1%	1,115	0.4%
Discontinued operations	1,032	0.3%	2,562	0.8%
Other (various) (b)	(157)	-0.1%	(1,283)	-0.4%

Adjusted EBITDA	$30,004	9.8%	$49,937	16.0%

(a)  Excludes depreciation from discontinued operations

(b)  Consists of various immaterial adjustments

Sealy Corporation

Share Count Reconciliation

	Three Months Ended
	February 27, 2011	February 28, 2010
	(in thousands)
Numerator:
Net income from continuing operations, as reported	$130	$8,276
Net income attributable to participating securities	—	(25)
Interest on convertible notes	—	3,365
Net income from continuing operations available to common shareholders	$130	$11,616

Denominator:
Denominator for basic earnings per share—weighted average shares	97,816	94,524
Effect of dilutive securities:
Convertible debt	—	178,204
Stock options	886	1,316
Restricted share units	8,720	9,206
Other	406	326
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	107,828	283,576

Sealy Corporation

Interest Expense

Q1 2011

	Three Months Ended
	February 27, 2011	February 28, 2010
	(in thousands)
Cash interest expense	$15,565	$16,451
Non-cash interest expense	6,143	5,282
Total interest expense	$21,708	$21,733